Exhibit 10.19

SEPARATION AGREEMENT AND GENERAL RELEASE

IT IS HEREBY AGREED by and between Dwight Hanson (“HANSON”) and Transaction Systems Architects, Inc. and its subsidiaries (collectively, “TSA”), in consideration for the mutual promises contained herein, as follows:

1.     HANSON’S employment with TSA will terminate effective September 15, 2003, and HANSON will receive base salary earned through that date and accrued benefits.

2.     TSA will pay a severance amount to HANSON (less appropriate payroll deductions) in accordance with its normal pay practices, upon the expiration of the seven-day revocation period described in paragraph 14, the sum of One Hundred Fifty Six Thousand Dollars ($156,000.00).  HANSON acknowledges that this amount constitutes severance pay offered to him by TSA freely and without obligation in consideration for this Separation Agreement and General Release (the “Agreement”), including a release of all claims for age discrimination pursuant to the Age Discrimination in Employment Act and any local age discrimination laws.

3.     HANSON will remain covered by TSA’s group medical and dental insurance through September 30th, 2003, and thereafter to the extent provided by federal law commonly referred to as COBRA.  TSA will pay the difference between the current insurance monthly premium and the COBRA insurance monthly premium for a period of six months ending March 31, 2004.  TSA will also provide up to $10,000.00 in expenses related to outplacement services.  These fees will be paid directly to the provider for services provided in 2003.  HANSON will work through providers designated by TSA.

4.     Except as provided herein, this Agreement shall expressly and unconditionally supersede and render void any and all claims, rights, title or interest in or with respect to any employee compensation or benefit to which HANSON may have been entitled by virtue of his employment with TSA, excluding claims relating to social security, workers’ compensation, or unemployment insurance benefits.

5.     HANSON hereby releases and discharges TSA, its directors, officers, employees, agents or successors of and from any demand or claim, of whatever kind or nature, whether known or unknown, arising out of his employment with or separation from TSA, including, but not limited to (i) claims HANSON may have under any federal, state or local labor, employment, discrimination, human rights, civil rights, wage/hour, pension, or tort law, statute, order, rule, regulation or public policy, including but not limited to, those arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the National Labor Relations Act, the Fair Labor Standards Act, the Occupational Safety and Health Act of 1970, the Americans With Disabilities Act of 1990, the Civil Rights Acts of 1964 and 1991, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the

Family and Medical Leave Act of 1993, and the Equal Pay Act of 1963, (ii) those arising under common law, including but not limited to claims or suits for intentional interference with contractual relations, breach of the implied covenant of good faith and fair dealing, breach of contract, wrongful termination, negligent supervision, negligence, intentional and negligent infliction of emotional distress, defamation, false imprisonment, libel and slander and (iii) any other local, state or federal law or regulation as of the date this Agreement is signed.  HANSON does not waive claims that may arise after the date this Agreement is executed and which are based upon TSA’s acts or omissions after that date.

6.     HANSON understands and agrees that this Agreement does not constitute any admission by TSA that any action taken with respect to HANSON was unlawful or wrongful, or that such action constituted a breach of contract or violated any federal or state law, policy, rule or regulation.

7.     HANSON agrees to promptly return to TSA all property belonging to TSA, including, but not limited to, credit cards, keys, security cards and any other documents and confidential information belonging to TSA.

8.     HANSON agrees that he will not disparage or make negative statement about TSA or any of its officers, directors, agents, employees, successors and assigns.

9.     HANSON understands and agrees that he may not use or disclose any proprietary information of TSA including, but not limited to product and service information, financial and pricing information, data processing and communication information, marketing and business plans and other know-how and trade secrets regarding the business of TSA, all of which are valuable to TSA and constitutes confidential information.  The Employee Invention and Confidential Information Agreement dated May 7, 1998 is, and shall continue to be in full force and effect and is hereby ratified and confirmed in all respects.  A copy of this agreement is attached hereto as Exhibit A.

10.   HANSON agrees not to disclose the existence or contents of this Agreement, unless required by law.  This restriction will not apply to disclosure by HANSON to members of HANSON’s immediate family or to HANSON’s legal, tax or financial advisors; provided that HANSON advises them of this provision and HANSON agrees to use HANSON’s best efforts to protect against any further disclosure by these persons.

11.   HANSON agrees further that if he breaches the provisions of paragraphs 7, 8, 9 or 10, TSA may bring an action in a court of competent jurisdiction and recover as liquidated damages the payment made to him pursuant to Paragraph 2 of this Agreement and its attorneys’ fees.

12.   TSA provides only neutral reference responses to inquiries for employment, which include a verification of past employment, dates and location of employment and positions held.

13.   HANSON agrees to cooperate with TSA in investigating, preparing or testifying with respect to any threatened or pending claim, action or proceeding, whether investigative, administrative, civil or criminal, involving or affecting TSA.  HANSON will receive no additional compensation for his time, but will be reimbursed for his reasonable expenses in connection with these activities in accordance with TSA’s expense reimbursement policies and procedures.

14.   HANSON acknowledges further that he has been advised by this Agreement:  (a) that he should consult with an attorney of his choice prior to executing this Agreement; (b) that he has up to twenty one (21) days in which to consider and accept this Agreement from the time he received it on September 19, 2003; and (c) that he will have up to seven (7) days following execution of this Agreement in which to revoke this Agreement by delivering written notice of such revocation to Amanda Jurek, Director, Human Resources.  HANSON further acknowledges that by entering into this Agreement, he understands all of the provisions thereof and its binding legal effect and is voluntarily entering into this Agreement.

15.   In the event that any provision of this Agreement is deemed unenforceable, HANSON agrees that a court of competent jurisdiction shall have jurisdiction to reform such provision to the extent necessary to cause it to be enforceable to the maximum extent permitted by law.  The provisions in this Agreement are severable, and if any provision is determined to be prohibited or unenforceable in any jurisdiction, the remaining provisions shall nevertheless be binding and enforceable.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nebraska without regard to principles of conflicts of law.

16.   This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and fully supersedes any and all prior agreements or understandings between the parties.  TSA has made no promises to HANSON other than those contained in this Agreement.

Dated this 24th day of September, 2003.

/s/ DWIGHT HANSON
Dwight Hanson

By:	/s/ AMANDA JUREK
Amanda Jurek
Director, Human Resources
Transaction Systems Architects, Inc.